                         [ Clifford Chance Letterhead ]

                                          May 24, 2007

Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

Re:      Morgan Stanley Allocator Fund (the "Fund")
         Securities Act File No. 333-100833
         Post-Effective Amendment No. 6
         ------------------------------
         Investment Company Act No. 811-21248
         Amendment No. 7
         ---------------

Dear Sir or Madam:

         In connection with the filing of Post-Effective Amendment No. 6 to this
Fund's Registration Statement on Form N-1A, we hereby represent, pursuant to
Rule 485(b), that the said Post-Effective Amendment No. 6 filed pursuant to Rule
485(b) under the Securities Act of 1933 does not contain any disclosures which would render it ineligible to become effective pursuant to said Rule 485(b).

                                        Very truly yours,

                                        /s/ Stuart M. Strauss
                                        Stuart M. Strauss